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                                                                     EXHIBIT 8.0

                                   Law Offices
                            KELLEY DRYE & WARREN LLP
                           8000 Towers Crescent Drive
                                   Suite 1200
                             Vienna, Virginia 22182
                            Telephone (703) 918-2371

                                  August 24, 2001


Board of Directors
Local Financial Corporation
3601 NW 63rd Street
Oklahoma City, Oklahoma 73116

Ladies and Gentlemen:

                  We have acted as tax counsel for Local Financial Corporation, a Delaware corporation (the "Company"), and Local Financial Capital Trust I, a Delaware business trust (the "Trust"), in connection with a proposed Underwriting Agreement (the "Underwriting Agreement") among Stifel, Nicolaus & Company Incorporated, Legg Mason Wood Walker Incorporated, and Friedman, Billings, Ramsey & Co., Inc., as underwriters named therein (the "Underwriters"), the Company and the Trust, relating to the sale by the Trust to underwriters of 1,400,000 of its _% Cumulative Trust Preferred Securities (the "Preferred Securities"), or such additional Preferred Securities pursuant to the terms of the Underwriting Agreement, representing undivided beneficial interests in the assets of the Trust.

                  The Preferred Securities are guaranteed (the "Preferred Securities Guarantee") by the Company with respect to the payment of distributions and payments upon liquidation, redemption and otherwise pursuant to, and to the extent set forth in, a Preferred Securities Guarantee Agreement to be entered into by the Company and The Bank of New York, as preferred guarantee trustee, for the benefit of the holders of the Preferred Securities, the form of which is attached as an exhibit to the Registration Statement, defined below (the "Preferred Securities Guarantee Agreement").

                  In connection with the issuance of the Preferred Securities, the Trust is also issuing 100% of its common securities representing undivided beneficial interests in the assets of the Trust (the "Common Securities"), which the Company will purchase from the Trust.

                  The Preferred Securities and the Common Securities are being issued pursuant to an Amended and Restated Declaration of Trust to be entered into among the Company, as sponsor, and the trustees of the Trust, the form of which is attached as an exhibit to the Registration Statement (the "Declaration").

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                  The entire proceeds from the sale of the Preferred
Securities and the Common Securities are to be used by the Trust to purchase up to $41,494,850 aggregate principal of __% Junior Subordinated Debentures due 2031 (the "Debentures") to be issued by the Company pursuant to an Indenture to be entered into between the Company and The Bank of New York, as trustee, the form of which is attached as an exhibit to the Registration Statement (the "Indenture").

                  The opinions expressed herein are being furnished pursuant to the Registration Statement on Form S-3 dated the date hereof (the "Registration Statement") relating to the issuance of the Preferred Securities, the Preferred Securities Guarantee and the Debentures.

                  In connection with the opinions expressed herein, we have examined and relied upon originals or copies of: (1) the Registration Statement;
(2) the Certificate of Trust filed with the State of Delaware on August 17, 1999; (3) the Declaration; (4) the Preferred Securities Guarantee Agreement; (5) the Indenture; (6) the form of the Debentures and a specimen certificate thereof; (7) the Underwriting Agreement; and (8) the form of the Preferred Securities. We have also relied upon certain statements and representations made by officers of the Company and the Trust. In addition, we have examined originals and copies of such records of the Company and the Trust and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In such examination we have assumed the genuineness of all signatures, the authority of each signatory, the due authorization, execution and delivery of all documents by all parties, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

                  The opinions expressed herein are conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by officers of the Company and the Trust. We have assumed that the transactions related to the issuance of the Preferred Securities, the Common Securities and the Debentures will be consummated in the manner contemplated in the Registration Statement. We have further assumed, with your consent, that (i) the Trust is a validly formed trust under the Delaware Business Trust Act, and (ii) the issuance of the Preferred Securities, the Common Securities and the Debentures complies with any and all applicable securities laws.

                  The opinions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date of this letter, and all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinions are based could affect our conclusions. Further, there can be no assurances that any of the opinions expressed herein would be accepted by the Internal Revenue Service or, if challenged, by a court.


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                  Based solely on the foregoing, it is our opinion that under current United States federal income tax law:

                  (1) The Trust will be classified as a grantor trust and not as an association taxable as a corporation.

                  (2) The Debentures should be treated as debt for United States federal income tax purposes.

                  We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the issuance of the Debentures, the Preferred Securities, the Common Securities or of any transactions related to or contemplated by such issuance. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes to the facts stated or assumed herein or any subsequent changes in applicable law. Without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person for any purpose.

                                                 Very truly yours,

                                                 /s/ Kelley Drye & Warren LLP
                                                 ----------------------------
                                                 Kelley Drye & Warren LLP